Sanford C. Bernstein Fund, II Inc. -
Intermediate Duration Institutional Portfolio

811-21034
77.D0 - Policies with Respect to Security Investment

Effective November 7, 2013, the prospectuses dated January 31, 2013 for the portfolios of the Sanford C. Bernstein Fund, Inc. were updated with a Prospectus Supplement, an example of which appears on the following page.

SANFORD C. BERNSTEIN FUND, INC.
International Portfolio
Tax-Managed International Portfolio
Emerging Markets Portfolio
Short Duration New York Municipal Portfolio
Short Duration California Municipal Portfolio
Short Duration Diversified Municipal Portfolio
New York Municipal Portfolio
California Municipal Portfolio
Diversified Municipal Portfolio
U.S. Government Short Duration Portfolio
Short Duration Plus Portfolio
Intermediate Duration Portfolio
Overlay A Portfolio
Tax-Aware Overlay A Portfolio
Overlay B Portfolio
Tax-Aware Overlay B Portfolio
Tax-Aware Overlay C Portfolio
Tax-Aware Overlay N Portfolio
SANFORD C. BERNSTEIN FUND II, INC.
Intermediate Duration Institutional Portfolio
(the Portfolios)

Supplement dated November 7, 2013 to the Prospectus dated
January 31, 2013 of the Sanford C. Bernstein Fund, Inc.

The following information replaces the second paragraph under the heading Additional Investment Information, Special
Investment Techniques and Related Risks - Derivatives:
Derivatives can be used by investors such as the Portfolios to earn income and enhance returns, to hedge or adjust the risk profile of its investments, to replace more traditional direct investments and to obtain exposure to otherwise inaccessible markets. Each of the Portfolios is permitted to use derivatives for one or more of these purposes. A Portfolio may take a significant position in those derivatives that are within its investment policies if, in AllianceBernsteins judgment, this represents the most effective response to current or anticipated market conditions.

There are four principal types of derivatives - options, futures, forwards and swaps - each of which is described below.
Derivatives include listed and cleared transactions where a Portfolios derivative trade counterparty is an exchange or clearinghouse and non-cleared bilateral over-the-counter transactions, where a Portfolios derivative trade counterparty is a financial institution. Exchange-traded or cleared derivatives transactions tend to be more liquid and subject to less counterparty credit risk than those that are privately negotiated.

The following information is added after the third sentence of the first paragraph under the heading Additional Investment
Information, Special Investment Techniques and Related Risks
- Derivatives - Swaps:
Certain standardized swaps, including certain interest rate swaps and credit default swaps, are (or soon will be) subject to mandatory central clearing. Cleared swaps are transacted through futures commission merchants (FCMs) that are members of central clearinghouses with the clearinghouse serving as central counterparty, similar to transactions in futures contracts. Portfolios post initial and variation margin to support their obligations under cleared swaps by making payments to their clearing member FCMs. Central clearing is expected to reduce counterparty credit risks and increase liquidity, but central clearing does not make swap transactions risk free. Centralized clearing will be required for additional categories of swaps on a phased-in basis based on Commodity Futures Trading
Commission (CFTC) approval of contracts for central clearing. Bilateral swap agreements are two-party contracts entered into primarily by institutional investors and are not cleared through a third party.

The following information replaces the fifth paragraph under the heading Additional Investment Information, Special Investment
Techniques and Related Risks - Derivatives - Swaps -
Interest Rate Swaps, Swaptions, Caps, and Floors:
A Portfolio will enter into bilateral interest rate swap, cap or floor transactions only with counterparties whose debt securities (or whose guarantors debt securities) are rated at least A (or the equivalent) by at least one nationally recognized rating organization (NRSRO) and are on the Managers approved list of swap counterparties for that Portfolio. With respect to cleared interest rate swaps, the Manager will monitor the creditworthiness of each of the central clearing counterparty, clearing broker and executing broker, but there are no prescribed
NRSRO rating requirements for these entities.

The following information replaces the third paragraph under the heading Additional Investment Information, Special Investment Techniques and Related Risks - Derivatives - Credit Default
Swap Agreements:
A Portfolio will enter into bilateral credit default swap transactions only with counterparties whose debt securities (or whose guarantors debt securities) are rated at least A (or the equivalent) by at least one NRSRO and are on the Managers approved list of swap counterparties for that Portfolio. With respect to cleared credit default swaps, the Manager will monitor the creditworthiness of each of the central clearing counterparty, clearing broker and executing broker, but there are no NRSRO prescribed rating requirements for these entities.

This Supplement should be read in conjunction with the Prospectus for the Portfolios.
You should retain this Supplement with your Prospectus for future reference.